Exhibit 10.5

SCIENTIFIC ADVISORY AGREEMENT

Scientific Advisory Agreement dated as of September 8, 2015 by and among Q BioMed Inc., a Nevada corporation (“Company”), and Wombat Capital Ltd., a limited corporation incorporated in the state of New York (the “Scientific Advisor”).

W I T N E S S E T H:

The Company desires to engage the services of the Scientific Advisor on a non-exclusive basis for purposes of general corporate development as set forth below (collectively, the “Scientific Advisory Services”).

Scientific Advisor is desirous of performing the Scientific Advisory Services on behalf of the Company and desires to be engaged and retained by the Company for such purposes.

Accordingly, in consideration of the recitals, promises and conditions in this Agreement, the Scientific Advisor and the Company agree as follows:

1.           Initial Scientific Advisory Services.

The Company hereby retains the Scientific Advisor to provide expertise in the area of corporate development to the Company’s Management and Board, and the Scientific Advisor accepts such retention all on the terms and conditions herein contained.  The Scientific Advisor shall report directly to the Company’s Chairman and CEO or designated officer. Specifically, the Scientific Advisor will advise and assist the Company in executing its general business plan of acquiring and/or licensing currently identified or unidentified assets in the biotechnology and life sciences area.

2.           Transaction Specific Advisory Services

In addition to the Initial Scientific Advisory Services referenced in paragraph 1 of this Agreement and subject to mutual agreement of the parties hereof for additional consideration, the Scientific Advisor will also provide the following services:

(a)           advise and assist the Company in seeking corporate development opportunities;

(b)           advise and assist the Company in the identification and evaluation of potential assets to be acquired;

(c)           advise and assist the Company in the negotiation to acquire and/or license potential assets; and

(d)           advise and assist the Company on the development of specific assets of the Company.

3.           Term.

The initial term (the “Initial Term”) of this Agreement shall be from the date hereof until the one-year anniversary. This Agreement can be extended by mutual agreement.

Exhibit 10.5, 1

4.           Compensation.

 The Company shall pay and deliver to the Scientific Advisor [100,000] five-year warrants to purchase [100,000] shares of the Company’s common stock at a price of [$_2.18______] per share (collectively, the “Warrants”). The Warrants shall vest in increments of 25,000 warrants per 90-day period. In the event that a termination occurs per Section 6 of this Agreement, all unvested warrants shall immediately expire.

Consulting fees for Scientific Advisory Services referenced in paragraph 1 and in paragraph 2 shall be on terms mutually agreeable to such parties. Such fees should be paid within 30 days of invoicing.

5.           Expenses.

The Company will reimburse Scientific Advisor for all reasonable expenses incurred during performance of duties as Scientific Advisor so long as any expense exceeding $1,000 is agreed to in writing prior thereto.

6.           Termination.

Either Company or Scientific Advisor can terminate this Agreement by giving ninety (90) days written notice. In any event, the Scientific Advisor shall be entitled to any outstanding unpaid portion of reimbursable expenses and any vested but unpaid Warrants.

7.           Duties of the Company.

(a)           The Company shall supply the Scientific Advisor, on a regular and timely basis, with all approved data and information about the Company, its management, its products and its operations, and the Company shall be responsible for advising the Scientific Advisor of any facts which would affect the accuracy of any prior data and information previously supplied to the Scientific Advisor so that the Scientific Advisor may take corrective action.

(b)           To the extent requested by the Scientific Advisor, the Company shall promptly supply the Scientific Advisor with:  full and complete copies of all filings with all federal and state securities agencies; full and complete copies of all stockholder stock reports and communications, whether or not prepared with the Scientific Advisor’s assistance; all data and information supplied to any analyst, broker-dealer, market maker or other member of the financial community; and all product/services brochures, sales materials, etc.

(c)           The Company shall contemporaneously notify the Scientific Advisor if any information or data being supplied to the Scientific Advisor has not been generally released or promulgated.

(d)           Other specific obligations of the Company hereunder include the obligation to make all payments and/or deliveries of securities required hereunder as due.

8.           Representatives and Indemnification by Company.

(a)           The Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, information and data which it supplies to the Scientific Advisor and the Company acknowledges its awareness that the Scientific Advisor will rely on such continuing representation in disseminating such information.

Exhibit 10.5, 2

(b)           The Scientific Advisor, in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company.

(c)           The Company hereby agrees to indemnify the Scientific Advisor against, and to hold the Scientific Advisor harmless from, any claims, demands, suits, loss, damages, etc. arising out of the Scientific Advisor’s reliance upon the accuracy and continuing accuracy of such facts, material, information and data, unless the Scientific Advisor has been negligent in fulfilling its duties and obligations hereunder.

(d)           The Company hereby agrees to indemnify the Scientific Advisor against, and to hold the Scientific Advisor harmless from, any claims, demands, suits, loss, damages, etc. arising out of the Scientific Advisor’s reliance on the general availability of information supplied to the Scientific Advisor and the Scientific Advisor’s ability to promulgate such information, unless the Scientific Advisor has been negligent in fulfilling his duties and obligations hereunder.

9.            Representatives and Indemnification by Scientific Advisor.

(a)           The Scientific Advisor agrees to provide the Scientific Advisor Services hereunder in a manner consistent with the performance standards determined by Company and agreed to by the Scientific Advisor.

(b)           The Scientific Advisor hereby agrees to indemnify the Company against, and to hold the Company harmless from, any claims, demands, suits, loss, damages, etc. arising out of any inaccurate statement or misrepresentation provided that such indemnification shall not pertain to any information provided by or attributable to the Company.

10.           Confidentiality and Other Provisions.

(a)           The Scientific Advisor shall not, except as authorized or required to perform the Scientific Advisor Services, reveal or divulge to any person or Company any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or other affairs of the Company, which may come to its knowledge during the term of this Agreement and shall keep in complete secrecy all confidential information entrusted to it and shall not use or attempt to use any such information in any manner which may injure or cause loss, either directly or indirectly, to the Company’s business or may be likely so to do.  This restriction shall continue to apply for a period of 5 years from the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge, which may come into the public domain.  The Scientific Advisor shall comply with such directions, as the Company shall make to ensure the safeguarding or confidentiality of all such information.

(b)           During the term of this Agreement, the Scientific Advisor shall devote sufficient time, attention, and ability to the business of the Company, as is reasonably necessary for the proper performance of the Scientific Advisory Services pursuant to this Agreement.   During the term of this Agreement, the Scientific Advisor shall:

Exhibit 10.5, 3

(1)           at all times perform the Scientific Advisory Services to the best of its abilities and in the best interests of the Company; and

(2)           devote such of its time, labor and attention to the business of the Company as it, in its sole reasonable discretion, deems necessary for the proper performance of the Scientific Advisory Services hereunder.

(c)           Company hereto agrees that for a period of two years from the Effective Date neither it nor any of its representatives will induce or hire any of the Scientific Advisor’s employees, advisors, board members to work directly for the Company.

11.           Relationship of Parties.

The Scientific Advisor is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment compensation) and all workers’ compensation insurance.  This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties, and neither party is intended to have any interest in the business or property of the other.

12.           Miscellaneous.

(a)           Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

(b)           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (Eastern Standard time) on a Business Date, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 4:30 p.m. (Eastern Standard time) on any date and earlier than 11:59 p.m. (Eastern Standard time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:

Exhibit 10.5, 4

If to the Company:

Mr. Denis Corin
Q BioMed Inc.
501 Madison Avenue – 14th Floor
New York, NY 10022
Tel.:
Email:

If to the Scientific Advisor:

Mr. Jean-Jacques “John” Mondoloni
Wombat Capital, Ltd.
501 Madison Avenue – 14th Floor
New York, NY 10022
Tel.: +1 212-605-9956
Email: mondoloni@wombatcapital.com

or such other address as may be designated in writing hereafter, in the same manner, by such party.

(c)           Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Scientific Advisor, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

(d)           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  All words used in this Agreement will be construed to be of such number and gender as the circumstances require.

(e)           Successors and Assigns.  This Agreement is intended only for the benefit of, shall be binding upon and inure to the benefit of the parties and their respective successors.  Anything in the foregoing to the contrary notwithstanding, subject to compliance with applicable securities laws, the Scientific Advisor may assign and/or transfer all or a portion of the consideration payable by the Company hereunder.

(f)           Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.  Each party hereby irrevocably submits to the non-exclusive jurisdiction of the United States Federal District Court for the Southern District of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper under such court’s jurisdiction.

(g)           Severability.  In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(h)           Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including the recovery of damages, the Scientific Advisor will be entitled to specific performance of the obligations of the Company hereunder.  The Company and the Scientific Advisor agree that monetary damages would not be adequate compensation for any loss incurred by reason of any breach of its obligations described in this Agreement and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

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Exhibit 10.5, 5

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

Q BioMed Inc.

By:
/s/ Denis Corin
Denis Corin
Chairman & CEO

Wombat Capital Ltd.

By:
/s/ Jean-Jacques (John) Mondoloni
Jean-Jacques (John) Mondoloni
Managing Partner

Exhibit 10.5, 6